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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    6  )*
                                         ------

                            CATHAY BANCORP, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                            Common Stock, $0.01
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 149150104
                     ----------------------------------
                              (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 149150104               13G                PAGE  2   of   4 PAGES
          ---------                                       ---      ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     LOS ANGELES, CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                                  571,694.95 SHARES

                                  PARTICIPANTS HAVE THE RIGHT TO VOTE THE
                                  SHARES ALLOCATED TO THEIR ACCOUNTS;
                                  UNVOTED OR UNALLOCATED SHARES WILL BE VOTED
                                  BY THE TRUSTEES.
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     571,649.95 SHARES
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     6.33%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

     EP
-------------------------------------------------------------------------------


                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 2 of 4 pages
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ITEM 1.

    (a)   NAME OF ISSUER

          Cathay Bancorp, Inc. Inc., a Delaware corporation (""Issuer'')
          ---------------------------------------------------------------------
    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          777 North Broadway
          Los Angeles, California 90012
          ---------------------------------------------------------------------


ITEM 2.

    (a)   NAME OF PERSON FILING

          Cathay Bank Employee Stock Ownership Plan
          ---------------------------------------------------------------------
    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          777 North Broadway, Los Angeles, CA 90012
          ---------------------------------------------------------------------
    (c)   CITIZENSHIP

          Los Angeles, California
          ---------------------------------------------------------------------
    (d)   TITLE OF CLASS OF SECURITIES

          Common Stock, $.01 par value, of Issuer (the ""Common Stock''), registered under Section 12 of the Securities Exchange Act of
          1934, as amended.
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          149 150 104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Employee Benefit Plan, which is subject to the provision of the Employee Retirement Security Act of 1974.



ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:

    571,649.95
    ---------------------------------------------------------------------------

    (b) Percent of class:

    6.33%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) Shared power to vote or to direct the vote

              571,649.95
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable



                          Page 3 of 4 pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The holdings reported herein are for the benefit of participants in the Cathay Bank Employee Ownership Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated February 10, 2000              CATHAY BANK EMPLOYEE STOCK OWNERSHIP PLAN

                                     By:  Dunson Cheng
                                         --------------------------------
                                          Dunson Cheng, Trustee

                                     By:  Anthony M. Tang
                                         --------------------------------
                                          Anthony M. Tang, Trustee


                          Page 4 of 4 pages